EXHIBIT 99.1
Emageon Makes Demand to Health Systems Solutions Regarding Merger Agreement Obligations
BIRMINGHAM, Ala., Dec. 22 /PRNewswire-FirstCall/ — Emageon Inc. (Nasdaq: EMAG) today announced that it has formally demanded a closing of its pending merger with Health Systems Solutions, Inc. (OTC Bulletin Board: HSSO) by Tuesday, December 23, 2008.
“We believe we have an obligation to consummate our merger in an expeditious manner in accordance with the requirements of both parties under the merger agreement,” said Chuck Jett, Chief Executive Officer of Emageon. “We also believe our stockholders, who have resoundingly supported this transaction, desire us to move forward without delay. Health Systems has not agreed to set a closing date, instead making additional due diligence requests. This news was especially surprising given Health Systems’ recent public and private support of the transaction.”
Mr. Jett continued, “There is no due diligence condition in the merger agreement and the time for due diligence ended when the parties signed the merger agreement. Health Systems has also asserted purported breaches of our representations, warranties and covenants under the merger agreement, which we categorically deny and reject as immaterial. Health Systems is clearly stalling for reasons that are not apparent to us and unrelated to any purported breaches of the merger agreement. We believe we have satisfied our conditions to closing and that it is time for Health Systems to comply with its obligations and close the merger. In the event the closing does not occur by Tuesday, December 23, 2008, we intend to pursue our rights and remedies under the merger agreement.”
About Emageon
Emageon provides information technology systems for hospitals, healthcare networks and imaging facilities. Its enterprise family of solutions includes RadSuiteTM, HeartSuiteTM and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity and provide better service to physicians. For more information, please visit www.emageon.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding expectations as to the completion of the merger and other transactions contemplated by the merger agreement and Emageon’s intentions or plans to enforce its rights under the merger agreement. These statements are often identified by the use of forward- looking words such as “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “intend,” “plan,” “estimate,” “anticipate” and comparable words or the negative version of these and other words. Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the possibility that Emageon could be required to pay a $3.0 million termination fee in connection therewith; the outcome of any legal proceedings that have been or may be instituted against Emageon and others related to the merger agreement; the failure to satisfy any conditions to the completion of the merger; the failure to obtain the necessary financing set forth in the debenture purchase agreement with SIBL to be received in connection with the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; risks regarding a loss of or decrease in purchases by Emageon’s major customers as a result of the merger; the ability to recognize the benefits of the merger; and the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financing that will be obtained for the merger. The business of Emageon is also subject to a number of risks generally such as: competition from larger competitors; risks associated with a history of operating losses; reliance on continuing relationships with large customers; the risk of significant product errors or product failures; reliance on reseller arrangements for important components of its solution; the risk of not responding effectively to changes in its industry; customers’ reliance on third party reimbursements; risks regarding the potential impact on its business of FDA regulations and other applicable health care regulations; and other risks that are set forth in the

“Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere in, the filings that Emageon makes with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emageon’s ability to control or predict. Emageon undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contacts	Media Contacts

John Wilhoite	Bill Funderburk
CFO	Director, Marketing & Public Relations
john.wilhoite@emageon.com	bill.funderburk@emageon.com
205-980-9222	205-980-7542